Exhibit 99.1

NEWS RELEASE

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations line	(816) 467-3000

Investor Relations:
Jason Ketchum	(816) 467-3274

AQUILA REPORTS FIRST QUARTER 2008 RESULTS;

STRONG UTILITY PERFORMANCE CONTINUES

Earnings Conference Call and Webcast Are Thursday, May 8 at 9:30 a.m. Eastern Time

KANSAS CITY, MO, May 6, 2008 –Aquila, Inc. (NYSE:ILA) reported today that its electric and gas utilities in Missouri and four other states delivered a 93 percent improvement in EBITDA performance. In the first quarter of 2008, EBITDA for Aquila’s electric and gas utilities was $68.1 million, up $32.8 million from $35.3 million reported in 2007. This improvement in utility results was accompanied by a decline in merger-related costs compared to those incurred in the first quarter of 2007.

“Our earnings improvement and operational performance demonstrates the tremendous dedication and commitment of Aquila employees,” said Richard C. Green, Aquila’s chairman and chief executive officer. “We are starting the year with good momentum and will be ready to turn over strong utilities when our transactions with Great Plains Energy and Black Hills Corporation close.”

On a consolidated basis, Aquila reported net income of $8.5 million for the quarter ended Mar. 31, 2008, or fully diluted earnings per share of two cents, compared to net loss of $24.3 million in 2007, or fully diluted loss per share of six cents. Sales for the quarter were $483.1 million in 2008 versus $444.2 million in 2007.

Segment EBITDA

Electric Utilities EBITDA increased $26.7 million from 2007 and Gas Utilities reported an EBITDA increase of $6.1 million. Merchant Services EBITDA loss of $1.8 million was $2.3 million better than the loss of $4.1 million reported in 2007, and the Corporate and Other EBITDA loss of $.3 million in 2008 was $10.0 million less than the $10.3 million loss in 2007.

Aquila First Quarter 2008 Earnings, Page 2

Electric Utilities

Gross profit was $88.5 million in 2008, an increase of $32.2 million from 2007. Earnings rose primarily because a Missouri rate order granted an increase in base rates and authorized 95% recovery of actual fuel costs over base rates effective June 1, 2007. Customer demand for power also rose in Missouri because of colder than normal weather and favorable customer usage.

Operation and maintenance expense increased in 2008 compared to 2007 primarily due to a provision related to the South Harper litigation.

Gas Utilities

Gross profit was $70.5 million in 2008, $6.8 million higher than 2007 due to favorable weather and other volume increases, and rate increases in Kansas and Nebraska.

Merchant Services

Merchant Services reported a gross loss of $1.4 million in 2008, compared to a gross loss of $3.4 million in the first quarter of 2007. The primary factor contributing to the decrease in the gross loss was the expiration of long-term gas delivery contracts since the first quarter of 2007.

Corporate and Other

Corporate and Other reported 2008 an EBITDA loss of $.3 million, compared to a $10.3 million loss in 2007. The 2007 EBITDA loss included approximately $8.5 million of costs associated with the pending merger, including financial advisor fees, employee retention costs and legal and other costs.

Discontinued Operations

Discontinued Operations EBITDA of $8.8 million in 2007 were primarily related to the company’s former Kansas electric utility operations which were sold on April 1, 2007.

Conference Call, Webcast and Additional Information

On Thursday, May 8 at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review first quarter 2008 results. Participants will be Richard C. Green, Chief Executive Officer, Beth Armstrong, Senior Vice President and Chief Accounting Officer, and Jon Empson, Senior Vice President of Regulated Operations.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for one week at the same location on the website

Aquila First Quarter 2008 Earnings, Page 3

(“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, May 15, 2008 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11111245# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving over 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

###

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Aquila First Quarter 2008 Earnings, Page 4

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended March 31,
In millions, except per share amounts	2008	2007
Sales	$483.1	$444.2
Cost of sales	325.5	327.6
Gross profit	157.6	116.6
Operating expenses:
Operation and maintenance expense	87.3	91.0
Taxes other than income taxes	7.3	8.9
Restructuring charges	—	1.6
Net loss on asset sales and other charges	—	—
Total operating expenses	94.6	101.5
Other income (expense)	3.0	5.8
Earnings before interest, taxes, depreciation and amortization	66.0	20.9
Depreciation and amortization expense	29.1	27.2
Total interest expense	32.0	34.7
Income (loss) from continuing operations before income taxes	4.9	(41.0)
Income tax expense (benefit)	(3.6)	(13.8)
Income (loss) from continuing operations	8.5	(27.2)
Earnings from discontinued operations, net of tax	—	2.9
Net income (loss)	$8.5	$(24.3)
Weighted average shares outstanding – diluted	376.1	375.5
Earnings (loss) per share from continuing operations – diluted	$.02	$(.07)
Earnings per share from discontinued operations – diluted	—	.01
Net income (loss) per share – diluted	$.02	$(.06)

Aquila First Quarter 2008 Earnings, Page 5

AQUILA, INC.

Segment EBITDA Reconciliation to Income (Loss) from Continuing Operations Before Income Taxes

	3 Months Ended March 31,		Favorable
In millions	2008	2007	(Unfavorable)
Utilities:
Electric Utilities	$32.9	$6.2	$26.7
Gas Utilities	35.2	29.1	6.1
Total Utilities	68.1	35.3	32.8
Merchant Services	(1.8)	(4.1)	2.3
Corporate and Other	(.3)	(10.3)	10.0
Total EBITDA	66.0	20.9	45.1
Depreciation and amortization	29.1	27.2	(1.9)
Interest expense	32.0	34.7	2.7
Income (loss) from continuing operations before income taxes	$4.9	$(41.0)	$45.9

Aquila First Quarter 2008 Earnings, Page 6

AQUILA, INC.

Consolidated Balance Sheets

	March 31,	December 31,
In millions	2008	2007
ASSETS
Cash and cash equivalents	$28.2	$34.4
Funds on deposit	33.9	41.3
Accounts receivable, net	243.8	256.1
Inventories and supplies	78.7	102.6
Price risk management assets	46.0	32.0
Regulatory assets, current	43.7	58.5
Other current assets	21.1	30.7
Total current assets	495.4	555.6
Utility plant, net	2,088.3	2,022.0
Non-utility plant, net	129.0	122.8
Price risk management assets	16.4	13.1
Goodwill, net	111.0	111.0
Regulatory assets	118.2	125.1
Deferred charges and other assets	41.1	44.0
Total Assets	$2,999.4	$2,993.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$2.4	$2.4
Short-term debt	100.0	25.0
Accounts payable	128.4	190.7
Accrued interest	31.4	46.4
Regulatory liabilities, current	12.4	19.4
Accrued compensation and benefits	11.5	28.4
Pension and post-retirement benefits, current	3.3	3.3
Other accrued liabilities	63.1	48.6
Price risk management liabilities	30.6	31.2
Customer funds on deposit	23.0	26.1
Total current liabilities	406.1	421.5
Long-term debt, net	1,034.1	1,035.4
Deferred income taxes and credits	—	—
Price risk management liabilities	.6	.5
Pension and post-retirement benefits	46.8	46.4
Regulatory liabilities	92.5	80.4
Deferred credits	53.4	53.7
Common shareholders’ equity	1,365.9	1,355.7
Total Liabilities and Shareholders’ Equity	$2,999.4	$2,993.6